GATELY & ASSOCIATES, LLC	1248 Woodridge Court
Certified Public Accountants	Altamonte Springs, FL 32714 Telephone: 407-341-6942 Telefax: 407-540-9612

November 22, 2005

United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

To Whom It May Concern:

We have read Item 4.01 of Form 8-K dated November 18, 2005 and Form 8-K/A dated November 22, 2005 of MDwerks, Inc. and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained in the Form 8-K.

Very truly yours,

/s/ Gately & Associates, LLC
Gately & Associates, LLC